Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	18111 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces Third Quarter Results

PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	November 10, 2003

PMC Commercial Trust (AMEX: PCC) announced third quarter and year-to-date results today. For the three months ended September 30, 2003, net income was $2,265,000, or $0.35 per share, compared to $2,164,000, or $0.34 per share, for the three months ended September 30, 2002. For the nine months ended September 30, 2003, net income was $5,916,000, or $0.92 per share, compared to $7,976,000, or $1.24 per share, for the nine months ended September 30, 2002. The decrease was primarily a result of (i) a $618,000 reduction in other income which resulted from reductions in prepayment fee income and (ii) a reduction of $942,000 in gains from asset sales due to a structured loan sale completed in 2002 with no transaction completed during the nine months ended September 30, 2003 and two property sales in 2002 with an aggregate gain of $663,000 compared to one property sale in 2003 with a gain of $283,000.

On October 7, 2003, we completed our fourth joint securitization with PMC Capital, Inc. (“PMC Capital”). PMC Commercial Trust (“PMC Commercial”) and PMC Capital contributed loans receivable of $45.4 million and $57.8 million, respectively, to a special purpose entity (the “2003 Joint Venture”). The 2003 Joint Venture issued, through a private placement, approximately $92.9 million of its 2003 Loan-Backed Floating Rate Notes (the “2003 L.P. Notes”) of which approximately $40.9 million was allocated to us based on our ownership percentage in the 2003 Joint Venture. The 2003 L.P. Notes, issued at par, which have a stated maturity in 2023 and bear interest, reset on a quarterly basis, at the 90-day LIBOR plus 1.25%, are collateralized by the loans receivable transferred by us and PMC Capital to the 2003 Joint Venture. The 2003 L.P. Notes were rated “Aaa” by Moody’s Investors Service, Inc. At inception of the 2003 Joint Venture, we owned a 44% limited partnership interest in the 2003 Joint Venture based on our share of the capital.

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	November 10, 2003

The following tables contain comparative selected financial data as of September 30, 2003 and December 31, 2002 and for the three and nine-month periods ended September 30, 2003 and 2002:

FINANCIAL POSITION INFORMATION
(In thousands)

	September 30,	December 31,	Increase
	2003	2002	(Decrease) %

Loans receivable, net	$92,332	$71,992	28%
Retained interests in transferred assets	$22,464	$23,532	(5)%
Real property investments	$43,800	$46,805	(6)%
Total investments	$164,047	$148,384	11%
Total assets	$166,580	$149,698	11%
Notes payable	$35,490	$41,191	(14)%
Revolving credit facility	$31,850	$7,300	336%
Total beneficiaries’ equity	$92,037	$93,929	(2)%
Shares outstanding	6,449	6,446	—%

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	November 10, 2003

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Increase			Increase
	2003	2002	(Decrease) %	2003	2002	(Decrease) %

Income:
Interest income	$1,670	$1,390	20%	$4,717	$4,836	(2)%
Lease income	1,407	1,392	1%	4,162	4,116	1%
Income from retained interests in transferred assets	669	770	(13)%	2,045	2,154	(5)%
Other income	193	243	(21)%	292	910	(68)%

Total income	3,939	3,795	4%	11,216	12,016	(7)%

Expenses:
Interest expense	868	808	7%	2,580	2,657	(3)%
Advisory and servicing fees, net	472	417	13%	1,365	1,307	4%
Depreciation	455	439	4%	1,350	1,310	3%
General and administrative expenses	96	47	104%	284	184	54%
Realized losses on retained interests in transferred assets	—	—	—	—	53	(100)%
Professional fees	55	19	189%	121	85	42%
Impairment loss from asset acquired in liquidation held for sale	—	—	—	67	—	NA
Provision for loan losses	100	—	NA	100	65	54%

Total expenses	2,046	1,730	18%	5,867	5,661	4%

Income from continuing operations	1,893	2,065	(8)%	5,349	6,355	(16)%

Discontinued operations	372	99	276%	567	1059	(46)%

Gain on sale of loans receivable	—	—	—	—	562	(100)%

Net income	$2,265	$2,164	5%	$5,916	$7,976	(26)%

Basic weighted average shares outstanding	6,449	6,446		6,447	6,444

Basic earnings per common share	$0.35	$0.34	3%	$0.92	$1.24	(26)%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	November 10, 2003

FUNDS FROM OPERATIONS (“FFO”) RECONCILIATION

FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe FFO is helpful to investors as a supplemental measure of operating performance since, along with net income and cash flows, it provides a useful measure of actual operating results. In addition, FFO is one of the measures utilized by the Board in its determination of dividends. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO based on the NAREIT definition. Our method of calculating FFO may be different from the methods used by other real estate investment trusts (“REITs”) and, accordingly, may not be directly comparable to such other REITs. Our formulation of FFO set forth below is consistent with the NAREIT White Paper definition of FFO.

A reconciliation of our FFO for the three and nine-month periods ended September 30, 2003 and 2002 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

		(In thousands)
Net income	$2,265	$2,164	$5,916	$7,976
Less gain on sale of assets	(283)	—	(283)	(1,225)
Add depreciation	478	461	1,419	1,435

FFO	$2,460	$2,625	$7,052	$8,186

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.